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                                                                 EXHIBIT 99.1


                                                   COMPANY CONTACT:
                                                   TONY NAVITSKY (312) 575-1450

FRIDAY SEPTEMBER 3, 1999

COMPANY PRESS RELEASE

SOURCE:  FALCON BUILDING PRODUCTS, INC.

FALCON BUILDING PRODUCTS COMPLETES SALE OF DEVILBISS AIR POWER TO PENTAIR

Chicago, September 3/PRNewswire/--Falcon Building Products, Inc. announced today that it has completed the previously announced sale of its wholly-owned air power tool division, DeVilbiss Air Power Company, to Pentair, Inc. for approximately $460 million.

DeVilbiss Air Power Company is a leading manufacturer of air compressors, pressure washers, generators and associated tools and accessories. DeVilbiss products are directed at the consumer, do-it-yourself and contractor markets and are sold primarily through the home improvement and building products retail channel. For the twelve months ended June 30, 1999, DeVilbiss generated revenues of approximately $470 million.

Falcon Building Products, headquartered in Chicago, owns Hart & Cooley, Inc., a leading manufacturer of heating, ventilation and air conditioning (HVAC) products, and Mansfield Plumbing Products, Inc., a manufacturer of high quality plumbing fixtures for the residential construction and remodeling markets. Falcon will continue to explore strategic alternatives with respect to these businesses, including potential acquisitions to enhance the businesses and potential divestitures or other transactions to maximize shareholder value.

Any statements made about anticipated future operations or results are forward-looking statements subject to risks and uncertainties such as those described in Falcon's Annual Report on Form 10-K for the year ended December 31, 1998. Actual results may differ materially from anticipated results.